Exhibit 99.1

American Shared Hospital Services Reports First Quarter 2026 Financial Results

15.9% Revenue Growth Driven by Direct Patient Services Expansion; Operating Performance Improves Year-Over-Year

Gross Margins Increased 36.7% Year-Over-Year

Adjusted EBITDA Increased 18.4% Year-Over-Year

Volumes Continuing to Trend Higher into the Second Quarter

Conference Call Scheduled for 12:00 PM ET Today

SAN FRANCISCO, May 14, 2026 -- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services, today announced financial results for the first quarter ended March 31, 2026.

Key Financial Highlights

●	Total revenue: $7.1 million, compared with $6.1 million in the first quarter of 2025, an increase of 15.9%
●	Gross margin: Increased 36.7% to $1.3 million, or 18.2%, compared with $0.9 million, or 15.4%, in the prior year period
●	Operating loss: Improved to $(0.9) million, compared with $(1.3) million in the prior year period
●	Net loss attributable to American Shared Hospital Services: $(0.6) million, compared with $(0.6) million in the prior year period
●	Adjusted EBITDA: Increased 18.4% to $1.1 million compared to $0.9 million in the prior year period
●	Direct patient services revenue: Increased 30.2% to $4.1 million, compared with $3.1 million in the prior year period
●	Leasing revenue: $3.0 million, compared with $3.0 million in the prior year period

Operational Highlights

●	Gamma Knife procedures increased 10.1% year-over-year, with 229 procedures performed
●	PBRT treatments increased 20.7% year-over-year to 1,003
●	Rhode Island centers continued to ramp up utilization
●	Puebla center continued strong growth driven by improved reimbursement and operational ramp up

Segment Performance

Direct Patient Care Services

Revenue from direct patient services increased 30.2% to approximately $4.1 million in the first quarter of 2026 from $3.1 million in the prior year period, driven by contributions from the Company’s three Rhode Island radiation therapy centers and its Puebla, Mexico facility.

The Rhode Island centers and Puebla facility operated throughout the quarter and experienced increased patient volumes, contributing to overall segment growth.

Medical Equipment Leasing

Leasing revenue remained relatively consistent year-over-year at approximately $3.0 million. The segment continues to reflect the impact of prior Gamma Knife agreement expirations, partially offset by improved procedure volumes at certain upgraded sites.

Proton beam radiation therapy volumes continued to reflect normal cyclical fluctuations consistent with industry trends.

Craig Tagawa, Interim Chief Executive Officer, stated, “We are encouraged by our performance in the first quarter of 2026, which reflects continued momentum in our direct patient care services segment and improved utilization across our treatment centers. Revenue growth of approximately 16% year-over-year was driven by strong contributions from our Rhode Island and Puebla radiation therapy centers, as well as growth in proton therapy volumes which is continuing into the second quarter. Our focus remains on optimizing operations across our existing network, increasing patient access, and improving financial performance.”

Ray Stachowiak, Executive Chairman, stated, “We continue to execute on our strategy of expanding our direct patient care footprint while strengthening our clinical capabilities and partnerships. During the quarter, we saw meaningful increases in treatment volumes across our radiation therapy centers, particularly in Rhode Island and Puebla, which contributed directly to our year-over-year revenue growth. Growth across our LINAC and proton therapy platforms reflects increasing demand for advanced radiation therapy services, and we remain focused on further increasing utilization, improving reimbursement profiles, and driving sustained revenue expansion across our network. We are continuing to see solid volume growth and are positioned well for long term growth and profitability.”

Scott Frech, Chief Financial Officer, stated, “Our first quarter performance highlights the strength of our operating model, as higher treatment volumes translated into improved margins and a significant reduction in operating loss. Additionally, I am pleased to report that we are continuing to see volumes trending higher into the second quarter. As utilization continues to ramp up across our network, we expect to drive further margin expansion and increased profitability. We are also actively focused on enhancing our capital structure to support the next phase of growth.”

Financial Results for the Three Months Ended March 31, 2026

Revenue increased 15.9% to $7.1 million from $6.1 million in the prior year period, driven primarily by a $0.9 million increase in direct patient services revenue, reflecting higher procedure volumes at the Company’s Rhode Island facilities and its radiation therapy center in Puebla, Mexico. Growth was also supported by increased proton beam radiation therapy (PBRT) volumes, partially offset by the impact of a Gamma Knife customer contract expiration in April 2025 within the leasing segment.

Total cost of revenue increased by $0.6 million to $5.8 million, compared to $5.2 million in the prior year period. The increase was primarily attributable to higher operating costs associated with the Company’s direct patient services segment, including increased staffing, facility-related expenses, and maintenance costs at the Rhode Island and Puebla locations. Maintenance and supplies expense increased due to the expiration of warranty coverage on certain LINAC equipment and contractual increases in PBRT maintenance costs. Additionally, the Company experienced higher operating expenses from facilities that carry a higher fixed-cost structure relative to its leasing operations.

These increases were partially offset by a $0.2 million decrease in depreciation and amortization expense, driven by the expiration of a Gamma Knife customer contract, the replacement of equipment in Peru during 2025, and certain assets in Rhode Island becoming fully depreciated.

Gross margin increased to $1.3 million, or 18.2%, compared to $0.9 million, or 15.4% in the prior year period. Margin expansion was driven by higher overall revenue and improved utilization across treatment centers, which more than offset the higher cost structure associated with the Company’s growing direct patient services segment.

Selling and administrative expenses increased modestly to $1.9 million from $1.8 million in the prior year period. The increase was primarily attributable to higher audit, tax, and consulting fees, partially offset by lower legal expenses.

Operating loss improved to $(0.9) million compared to $(1.3) million in the prior year period, reflecting the benefit of increased revenue and gross margin expansion, partially offset by higher operating costs associated with the ramp-up of newer facilities.

Interest expense decreased to $0.3 million from $0.4 million in the prior year period, primarily due to a lower average outstanding debt balance during the quarter.

Net loss attributable to American Shared Hospital Services was $(0.6) million, or $(0.09) per diluted share, compared to $(0.6) million, or $(0.10) per diluted share, in the prior year period.

Adjusted EBITDA increased 18.4% to $1.1 million compared to $0.9 million in the prior year quarter.

Balance Sheet Highlights

As of March 31, 2026, the Company had cash, cash equivalents, and restricted cash of $5.2 million, compared to $3.7 million at December 31, 2025. The increase in cash balances was primarily driven by improved operating performance and working capital timing, partially offset by ongoing investments in the Company’s direct patient services segment and debt service obligations.

The Company continues to actively manage its liquidity position as it supports the ramp-up of its Rhode Island radiation therapy centers and its facility in Puebla, Mexico, which require ongoing operating expenditures as they progress toward higher utilization levels.

The current portion of long-term debt was $16.8 million as of March 31, 2026, representing a decrease from $17.3 million at December 31, 2025. The Company’s debt structure continues to reflect prior investments in expanding its treatment network, and management remains focused on optimizing its capital structure to enhance financial flexibility and support future growth initiatives.

Shareholders’ equity (excluding non-controlling interests) was $23.5 million, or approximately $3.56 per share, reflecting the Company’s capital base after accounting for the net loss during the quarter and the impact of non-controlling interests associated with certain operating subsidiaries, including the Rhode Island facilities and international operations.

The Company continues to engage in constructive discussions with its lender regarding a potential extension of certain debt obligations. Management remains focused on strengthening the Company’s liquidity profile and aligning its capital structure with its long-term growth strategy.

Conference Call

The Company will hold a conference call to discuss its first quarter financial results today at 12:00 pm ET.

Teleconference and Webcast Information

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com or directly:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=NAuZg0I8

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088, access code 6753554, through May 21, 2026. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risk of compliance with debt covenants, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense (benefit), depreciation, and amortization. We define Adjusted EBITDA as net loss before interest expense, interest income, income tax expense (benefit), depreciation and amortization expense, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
	(Unaudited)

	Three months ended March 31,

	2026	2025
Revenues	$7,084,000	$6,112,000
Costs of revenue	5,796,000	5,170,000
Gross margin	1,288,000	942,000
Selling and administrative expense	1,910,000	1,808,000
Interest expense	302,000	433,000
Operating loss	(924,000)	(1,299,000)
Interest and other income, net	54,000	64,000
Loss before income taxes	(870,000)	(1,235,000)
Income tax expense (benefit )	92,000	(323,000)
Net loss	(962,000)	(912,000)
Plus: Net loss attributable to non-controlling interest	350,000	287,000
Net loss attributable to American Shared Hospital Services	$(612,000)	$(625,000)

Loss per common share:
Basic	$(0.09)	$(0.10)
Diluted	$(0.09)	$(0.10)

Weighted Average Shares Outstanding:
Basic	6,725,000	6,572,000
Diluted	6,725,000	6,572,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	3/31/2026	12/31/2025
Cash, cash equivalents, and restricted cash	$5,223,000	$3,712,000
Current assets	$18,272,000	$17,720,000
Total assets	$54,725,000	$55,479,000

Current liabilities	$23,718,000	$23,444,000
Shareholders' equity, excluding non-controlling interests	$23,523,000	$24,034,000

Outstanding shares	6,600,000	6,575,000

American Shared Hospital Services

Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
	(Unaudited)

	Three months ended March 31,
	2026	2025
Net loss attributable to American Shared Hospital Services	$(612,000)	$(625,000)
Plus (less): Income tax expense (benefit)	92,000	(323,000)
Interest expense	302,000	433,000
Interest income	(53,000)	(74,000)
Depreciation and amortization expense	1,294,000	1,449,000
Stock-based compensation expense	101,000	89,000
Adjusted EBITDA	$1,124,000	$949,000